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                                                                     EXHIBIT 4.1


                              TERM PROMISSORY NOTE


$5,000,000.00                                                   Portland, Oregon
                                                                October 16, 2000

         FOR VALUE RECEIVED, the undersigned, SUPERIOR UNIFORM GROUP, INC., a Florida corporation ("Maker"), promises to pay to the order of FIRST UNION NATIONAL BANK, a national banking association ("Lender"), in lawful money of the United States of America, in immediately available funds, at FL0070, 214 North Hogan Street, Jacksonville, Florida 32202 or at such other location as the Lender may designate from time to time, the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), or so much thereof as may be advanced and remain outstanding, together with interest thereon, as described below.

         This Term Promissory Note ("Note") is the Term Promissory Note referred to in, and issued pursuant to, that certain Loan Agreement dated as of March 26, 1999 executed by and between Lender and Maker, as modified pursuant to the terms of that certain First Amendment to Loan Agreement dated as of the date hereof executed by and between Maker and Lender (as so amended, the "Loan Agreement"), the terms of which are incorporated herein by reference. The Loan Agreement contains a provision, among other things, for the acceleration of the stated maturity of this Note upon the happening of certain events set forth therein. Capitalized terms, unless otherwise defined herein, shall have the meaning given such terms in the Loan Agreement.

         1.       INTEREST.

                  (a) Interest Rate. Interest shall accrue on the average daily outstanding principal balance hereof from the date of advancement thereof at a variable rate, based upon a year of 360 days and actual days elapsed, equal to the Contract Rate, as hereinafter defined, subject to availability.

                  (b) Certain Defined Terms. As used herein, the following terms shall have the following meanings:

                           (i)        "Business Day" shall mean any day on which
the Lender's offices in Tampa, Florida, are open for business. Unless specifically denoted "Business Days" herein, references to "days" shall mean calendar days.

                           (ii)       "Business Day Convention" shall mean the
convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. If "Modified Following" is specified, that date will be the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.




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                           (iii)      The "Contract Rate" shall mean the 1 Month
LIBOR Market Index Rate plus .80% (80 basis points).

                           (iv)       A "LIBOR Period" shall mean a one month
period, but in no event shall exceed in duration the remainder of the term of the loan evidenced hereby.

                           (v)        The "1 Month LIBOR Market Index Rate"
shall mean for any day, the rate for one (1) month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

                           (vi)       The "Prime Rate" shall mean a variable
rate per annum which equals the rate of interest announced from time to time by Lender as its prime rate, but which is not necessarily the lowest or best rate offered thereby at any time, such interest rate to change automatically from time to time, effective as of the effective date of each change in the prime rate.

                  (c) Limitations on LIBOR; Compensation for Increased Costs. If at any time prior to the proposed commencement of a LIBOR Period, Lender shall have determined in good faith (which determination shall be conclusive) and shall have given notice to Maker that it has become impractical for Lender to continue to offer the Contract Rate to Maker or that Lender's ability to continue to offer the Contract Rate to Maker has been materially adversely affected because:

                           (i)      by reason of circumstances affecting the
London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable during such LIBOR Period;

                           (ii)     deposits in U.S. Dollars for the duration of
such LIBOR Period are not available to Lender in the London Interbank Eurodollar Market in sufficient amounts in the ordinary course of business; or

                           (iii)    the London Interbank Offered Rate will not
compensate Lender for the cost to Lender of the funds to be used by it to fund the loan evidenced hereby during such LIBOR Period;

then, from after the date of such determination or at the end of such period as Lender, in its discretion, shall have agreed, the entire outstanding principal balance hereof shall accrue interest at the Prime Rate.

         Notwithstanding anything herein contained, if at any time while any principal remains outstanding hereunder, Lender determines in good faith (which determination shall be conclusive) and notifies Maker that, by reason of any law, regulation, treaty or official directive, or any change therein or in the interpretation or application thereof, by the authority charged with the administration thereof or by any court, it is unlawful or impracticable for Lender to continue to maintain or offer the Contract Rate or to give effect to any of its related obligations as contemplated hereby, Lender, by such notice, may declare that the entire outstanding principal



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balance hereof, together with all accrued and unpaid interest thereon to the date of repayment, shall forthwith or at the end of such period as Lender, in its discretion, shall have agreed, accrue interest at the Prime Rate.

         Maker shall reimburse Lender for all losses or expenses incurred by Lender as a result of (i) Maker's failure to pay any sum due hereunder on its due date, (ii) repayment of any portion of the loan evidenced hereby prior to the end of the applicable LIBOR Period, or (iii) any acceleration of the due date of the loan evidenced hereby pursuant hereto.

                  (d) Taxation, Capital Adequacy and Other Increases in Cost of Maintaining LIBOR Rate. If there occurs any future law, regulation, treaty or official directive (whether or not having the force of law) or any change in applicable present or future law, regulation, treaty or directive (whether or not having force of law) or in the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof which now or hereafter shall:

                           (i)      subject Lender to any tax of any kind
whatsoever with respect to this Note or any outstanding principal hereunder, or change the basis of taxation of payments to Lender of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the capital or overall net income of Lender imposed by the laws of the United States, or any state thereof, or taxing authority therein);

                           (ii)     impose, modify or make applicable any
reserve, special deposit or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or any other acquisition of funds by, Lender; or

                           (iii)    impose on Lender or the London Interbank
Eurodollar Market any other condition, restriction or limitation;

and the result of any of the foregoing is to increase the cost to Lender of maintaining or offering the Contract Rate or to reduce any amount receivable hereunder with respect thereto, then, in any such case, at Maker's election, either (1) Maker shall promptly pay to Lender, upon demand such additional amounts necessary to compensate Lender for such additional cost or reduced amount received which Lender deems to be material as are determined in good faith by Lender or (2) thereafter, all amounts outstanding under the loan evidenced hereby shall commence accruing interest at the Prime Rate upon expiration of each LIBOR Period then in effect with respect to any portion of the loan evidenced hereby. If Lender becomes entitled to claim any additional amounts pursuant to this clause, it shall promptly notify Maker of the event by reason of which it has become so entitled. A certificate of Lender as to any such additional amounts payable to it and containing reasonable details of the calculation thereof shall be conclusive and binding in the absence of manifest error.

                  (e) Maximum Amount of Interest. It is the intention of Maker and Lender to conform strictly to the interest law applicable to this loan transaction. Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, the aggregate of all interest and any other charges or consideration constituting interest under the applicable interest law that is taken,




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reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this loan transaction shall under no circumstances exceed the maximum amount of interest allowed by the interest law applicable to this loan transaction. If any excess of interest in such respect is provided for, in this Note or in any of the documents securing payment hereof or otherwise relating hereto, then, in such event, (i) the provisions of this paragraph shall govern and control, (ii) neither Maker nor Maker's heirs, legal representatives, successors or assigns shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the interest law applicable to this loan transaction, (iii) any excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be credited on this Note by Lender (or if this Note shall have been paid in full, refunded to Maker), and (iv) the effective rate of interest shall be automatically subject to reduction to the maximum legal rate of interest allowed under such interest law as now or hereafter construed by courts of appropriate jurisdiction. To the extent permitted by the interest law applicable to this loan transaction, all sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness evidenced hereby shall be amortized, prorated, allocated and spread throughout the full term of this Note.

         2.       PAYMENT TERMS.

                  (a) The outstanding principal balance hereof shall be due and payable as follows:

                           (i)      commencing on December 1, 2000, and
continuing and the 1st day of each month thereafter through and including October 1, 2005, monthly payments of principal in the amount of $83,333.34, plus accrued interest thereon, shall be due and payable; and

                           (ii)     a final payment of all outstanding principal
together with all unpaid and accrued interest thereon shall be due and payable in full on November 1, 2005.

                  (b) Notwithstanding any term herein to the contrary or any term of any Other Agreements, upon the occurrence of an Event of Default, Lender shall have the right to demand immediate payment of the entire outstanding principal balance hereof, together with all accrued and unpaid interest and charges thereon and any cost, including breakage cost, associated with any LIBOR contract.

         3. PREPAYMENT. The principal amount of the Loan may be prepaid in whole or in part at any time provided that Maker compensates Lender for any costs or fees Lender incurs as a result of such prepayment.

         4. CO-TERMINUS. Notwithstanding any term to the contrary herein, or in any of the Other Agreements, Lender shall have the right to demand payment of the entire remaining balance of this Note if, at any time:

                  (a) Term Loan A has been prepaid in whole or has terminated pursuant to the terms of the Loan Agreement or the Other Agreements; or

                  (b)      the Revolving Credit Loan has:




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                           (i)      terminated pursuant to the terms of the Loan
Agreement or the Other Agreements, including, without limitation, a termination on March 26, 2002;

                           (ii)     an offer was made by Lender, no earlier than
90 days before the maturity date of the Revolving Credit Note, to extend, renew or replace at least $10,000,000 of the Revolving Credit Loan at an interest rate equal to or lower than the rate specified in the Revolving Credit Note and on terms (including without limitation fees) materially similar to the terms in the Loan Agreement and the Other Agreements and other terms then required by Lender for loans similar in size and risk to the Revolving Credit Loan; and

                           (iii)    Borrower has either:

                                    (A)      failed to accept such offer within
ten (10) Business Days after the offer was made by Lender, or

                                    (B)      failed within ten (10) Business
Days after delivery of documents evidencing such extension, renewal or replacement, to execute and deliver to lender such documents and to pay Lender for its costs and fees incurred and due in connection therewith.

         5. DEFAULT RATE. Upon any Event of Default, and continuing until the Event of Default is cured, the outstanding principal of the loan and all other indebtedness evidenced hereby shall bear interest at a rate per annum, calculated on the basis of a 360-day year and days actually elapsed, equal to the Contract Rate plus three percent (3.0%), payable on demand, which rate shall apply as well before as after judgment.

         6.       MISCELLANEOUS.

                  (a) If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or on any other day on which banks in Tampa, Florida, are not open for business, such payment shall be made on the immediately preceding Business Day.

                  (b) All payments received by Lender hereunder shall be applied first to unpaid interest and other charges and costs payable by Maker and second to the principal balance hereof.

                  (c) Maker hereby waives presentment, demand, protest and notice of any kind in connection with this Note.

                  (d) This Note shall bind Maker and its successors and assigns, and the benefits hereof shall inure to the benefit of Lender and its successors and assigns. All references herein to the "Maker" and "Lender" shall be deemed to apply to the Maker and Lender, respectively, and their respective successors and assigns.

                  (e) This Note, for all purposes, shall be governed by, and construed in accordance with, the laws of the State of Florida. In the event any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such




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prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

         7.       ARBITRATION. All parties to this Note agree as follows:

                  (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to this Note between the parties hereto ("Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Finance Disputes Arbitration Rules ("Arbitration Rules") of the American Arbitration Association ("AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

                  (b) All arbitration hearings shall be conducted in the city in which the office of Lender is located. A hearing shall begin within 90 days of demand for arbitration, and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

                  (c) All parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property;
(iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.

                  (d) Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.




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         IN WITNESS WHEREOF, Maker has executed this Note on the date first above written.

                                         SUPERIOR UNIFORM GROUP, INC., a
                                         Florida corporation

                                         By: /s/
                                             ---------------------------
                                                 Michael Benstock
                                                 Co-President

                                                 [CORPORATE SEAL]

STATE OF OREGON
COUNTY OF _____________

         The foregoing instrument was acknowledged before me this 16th day of October, 2000, by Michael Benstock, as Co-President of Superior Uniform Group, Inc., a Florida corporation, on behalf of the corporation. He is personally known to me or has produced ___________ (state) driver's license as identification.

My Commission Expires:                ------------------------------------------
                                               Notary Public (Signature)

(AFFIX NOTARY SEAL)                   ------------------------------------------
                                                     (Printed Name)
                                          Notary Public, State of __________